Mail Stop 0306

      May 10, 2005


Via U.S. Mail

Mr. Lewis Chew
Chief Financial Officer
2900 Semiconductor Drive
P.O. Box 58090
Santa Clara, California 95052


	RE:	National Semiconductor Corporation
		Form 10-K for the fiscal year ended May 30, 2004
		File No. 1-06453

Dear Mr. Chew:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Martin James
Senior Assistant Chief Accountant


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Mr. Lewis Chew
Chief Financial Officer
National Semiconductor Corporation
March 18, 2005
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